Exhibit 10.1

DE-NE0000530
Amendment 002
AMENDMENT NO. 002
TO
COOPERATIVE AGREEMENT DE-NE0000530 BETWEEN
DEPARTMENT OF ENERGY (“DOE”),
USEC INC. (“USEC”),
AND
AMERICAN CENTRIFUGE DEMONSTRATION, LLC (“ACD”)
(collectively, the “Agreement”)

This amendment provides an extension of Budget Period 2 Funding Period 1. No additional funding is provided through this extension.

1.	Section 8.01 of the Agreement is deleted in its entirety and replaced with the following to extend Budget Period 2 Funding Period 1 :

8.01:  The maximum amount of liability assumed from the Recipient by DOE, which is made available through DOE assumption of Depleted Uranium Hexafluoride (DUF6) title and liability, shall be as set forth in the table below.  For each of the periods set forth below, the Recipient is prohibited from incurring costs for which DOE reimbursement will be sought in excess of the following amounts; provided, however, that unutilized funds made available in any period may be made available to reimburse costs incurred in any subsequent period.

Award Period	DOE Incremental Amount of Liability Assumed in DUF6	Maximum DOE Incremental Amount of Cost Share Dollars
Budget Period 1 Funding Period 1 6/1/12-7/31/12	11,813 MT of DUF6	$26,410,272 (in the form of DUF6 liability assumed by DOE)
Budget period 1 Funding Period 2 8/1/12-11/30/12	up to 27,387 MT of DUF6	$61,259,912 (in the form of DUF6 liability assumed by DOE)
Total for Budget Period 1	up to 39,200 MT of DUF6	$87,670,184 (in the form of DUF6 liability assumed by DOE)
Budget Period 2 Funding Period 1 12/1/12-3/12/13	N/A	$45,720,000
Budget Period 2 Funding Period 2 3/13/13-12/31/13 Estimated Government Cost Share	To be determined by DOE based upon the availability of appropriations or other sources of consideration	$146,609,816
Total Estimated Government Cost Share for Budget Period 2		$192,329,816

Budget Period 1 is divided into two funding periods.  DOE will accept title to DUF6 for the initial period (6/1/12-7/31/12) after award of this Agreement to allow the Recipient to begin work on approved activities.  Upon satisfying the conditions set forth in this Article 8.01 below, the Contracting Officer will issue written authorization allowing the Recipient to incur costs during the remainder of Budget Period 1 and DOE shall assume the remainder of the DUF6 liability to be assumed for Budget Period 1.  As of the execution date of Amendment No. 001, the Parties acknowledge and agree that the Contracting Officer issued the necessary written authorization required by the preceding sentence on 7/31/12.  DOE cost share for Budget Period 1 will be fulfilled through DOE’s assuming title and liability for up to 39,200 MT of Depleted Uranium Hexafluoride (DUF6), which the parties agree will be treated as the Government providing $87,670,184 in cost share contributions (80% of the total estimated cost of the agreement for Budget Period 1).

Among other requirements set forth elsewhere in this Agreement, DOE will not assume liability from the Recipient incurred beyond 7/31/12 unless (a) the Equipment Contract (Contract No. DE-NE0000488) has been executed and title to the Transferred Property (as defined therein) has been transferred to DOE and (b) the Recipient provides a revised application for financial assistance under this award to DOE no later than 7/24/12 that includes: (1) cost, schedule, Performance Indicator/Milestone detailed estimate (to Work Breakdown Structure level 3) for the Project; (2) a report detailing ACD’s efforts to implement a governance structure demonstrating capability to provide overall management of the project (see Article 6.02) and demonstrating that the ACD has submitted to the Nuclear Regulatory Commission (NRC) a complete package requesting a Foreign Ownership, Control or Influence (FOCI) determination in a form acceptable to the NRC; and (3) a revised Attachment B that includes proposed Technical Milestone dates.  As of the execution date of Amendment No. 001, the Parties acknowledge and agree that Recipient has met the requirement in the preceding sentence.

DOE will not issue written authorization permitting incurrence of costs under this Agreement during Budget Period 2 unless the Recipient submits the following to DOE no later than 9/21/12: (1) documentation evidencing the existence of ACD with, subject to obtaining necessary regulatory approvals, the governance structure referenced in Article 6.02; and (2) revised cost, schedule, Performance Indicator/Milestone detailed estimate (to Work Breakdown Structure level 3) for the American Centrifuge Cascade Demonstration Test Program.  Execution of this Amendment No. 001 acknowledges that the requirements of the preceding sentence have been met and written authorization to incur costs under this Agreement during Budget Period 2 was provided by the Contracting Officer.

Budget Period 2 is divided into two funding periods.  For Budget Period 2, Funding Period 1, DOE has provided up to $45,720,000 for the Government Cost Share.  At DOE’s discretion, and subject to the availability of appropriations or other sources of consideration, DOE will provide funding for the Budget Period 2 Funding Period 2 (3/13/13-12/31/13) through further amendment(s) of this Agreement.

Among other requirements set forth elsewhere in this Agreement, DOE’s cost share for Budget Period 2, Funding Period 2 is conditioned upon the availability of appropriations or other sources of consideration.  In the event DOE authorizes Additional Funding (above the assumption of DUF6 title and liability provided in Section 8.01 and the funding provided for Budget Period 2, Funding Period 1, collectively the “Current Funding”), DOE and Recipient shall promptly amend this Agreement to reflect such Additional Funding.

DOE will not assume liability or otherwise reimburse costs incurred by the Recipient under this Agreement above the Current Funding without first issuing written authorization permitting the Recipient to incur costs under this Agreement above the Current Funding.  Notwithstanding the above, there is no requirement for written authorization permitting the Recipient to incur costs under this Agreement constituting the Government Cost Share up to the Total Government Funds Obligated.

In addition to other available remedies in the event the conditions in this Section 8.01 for the continued funding of the program are not met, the Contracting Officer may suspend or terminate this award without recourse through corrective action by Recipient.  In the case of such a suspension or termination, costs shall be addressed as set forth in 10 CFR § 600.24.

2.  All other terms and conditions of the Agreement remain the same.

/s/ Beth A. Tomasoni                                                                s/ Philip G. Sewell
Beth A. Tomasoni                                                                      Philip G. Sewell
Contracting Officer                                                                    Senior Vice President
U.S. Department of Energy                                                       USEC Inc.

2/21/2013                                                            2/20/13
Date                                                                              Date

/s/ Paul E. Sullivan
Paul E. Sullivan
American Centrifuge Demonstration, LLC

2/20/13
Date